Exhibit 99.1

Cellectar Announces Publication of Data from Its Expansion Cohort of the Phase II CLOVER-1 Study Iopofosine I-131 in Relapsed/Refractory Multiple Myeloma in Nature’s Blood Cancer Journal

Initial data show ORR of 50% in Quad-Class Refractory Multiple Myeloma Patients Who Have Failed anti-BCMA Immunotherapy with Median of Nine Lines of Prior Therapy

FLORHAM PARK, N.J., September 13, 2022 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted treatments for cancer, today announced the publication of a paper highlighting data from an expansion cohort of the ongoing Phase 2 CLOVER-1 study of iopofosine I-131 (“iopofosine”) in relapsed/refractory B-cell malignancies in the September issue of Blood Cancer Journal, a peer-reviewed Nature journal.

The paper, entitled “Iopofosine I-131 treatment in late-line patients with relapsed/refractory multiple myeloma post anti-BCMA immunotherapy,” showed initial results from the expansion cohort of seven post anti-BCMA immunotherapy quad-class refractory relapsed/refractory multiple myeloma patients with a median of 9 prior therapies. For inclusion in the analysis, patients had to receive a prior anti-BCMA CAR-T, antibody drug conjugate or bispecific antibody therapy. Six participants received the target of ≥60 mCi total administered dose of iopofosine, given as 4 doses over 71 days, while one patient received a total administered dose <60 mCi, and was not included in the analysis.

Initial findings in the population receiving ≥60 mCi total administered dose showed an overall response rate (ORR) of 50% and a minimum of stable disease for all treated patients. At the time of data cutoff, while median overall survival had not been reached, the mean overall survival was 9.1 months. The safety was manageable, with no dosing delays, dose reductions, or treatment discontinuations caused by adverse events. The most common grade 3/4 adverse events were cytopenias (thrombocytopenia (75%) and neutropenia (57%)), which is consistent with previous studies. None of the patients experienced febrile neutropenia, and all cytopenias resolved within the study period.

“The 50% overall response rate in patients from this expansion cohort who had received and failed an average of 9 lines of prior treatment, including many of the newer anti-BCMA therapies, CAR T-cell therapies, bispecific antibodies and antibody drug conjugates is impressive,” said James Caruso, president and CEO of Cellectar. “We believe these findings along with data from previous clinical studies demonstrate the potential of iopofosine to broadly treat patients with aggressive hematologic cancers, like multiple myeloma, and less aggressive cancers, like Waldenstrom’s macroglobulinemia, which is currently under evaluation in our WAM Clover-1 pivotal study.”

About iopofosine I-131

Iopofosine is a small-molecule Phospholipid Drug Conjugate™ designed to provide targeted delivery of iodine-131 (radioisotope) directly to cancer cells, while limiting exposure to healthy cells. We believe this profile differentiates iopofosine from many traditional on-market treatments. Iopofosine is currently being evaluated in the CLOVER-WaM Phase 2 pivotal study in patients with relapsed/refractory (r/r) Waldenstrom’s macroglobulinemia (WM), a Phase 2b study in r/r multiple myeloma (MM) patients and the CLOVER-2 Phase 1 study for a variety of pediatric cancers. The U.S. Food and Drug Administration granted iopofosine Fast Track Designation for WM patients having received two or more prior treatment regimens, as well as r/r MM and r/r diffuse large B-cell lymphoma (DLBCL). Orphan Drug Designations (ODDs) have been granted for WM, MM, neuroblastoma, rhabdomyosarcoma, Ewing’s sarcoma and osteosarcoma. Iopofosine was also granted Rare Pediatric Disease Designation (RPDD) for the treatment of neuroblastoma, rhabdomyosarcoma, Ewing’s sarcoma and osteosarcoma. The European Commission granted ODDs for r/r MM and WM.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery and development of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells to deliver improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s product pipeline includes iopofosine, a small-molecule PDC designed to provide targeted delivery of iodine-131 (radioisotope), proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets. The company is currently investigating iopofosine in a global, open-label, pivotal expansion cohort in relapsed or refractory WM patients who have received at least two prior lines of therapy, including those who have failed or had a suboptimal response to Bruton tyrosine kinase inhibitors. The WM cohort will enroll up to 50 patients to evaluate the efficacy and safety of iopofosine for marketing approval. The company is also evaluating iopofosine in highly refractory multiple myeloma patients in its Phase 2 CLOVER-1 study and relapsed/refractory pediatric cancer patients with sarcomas or brain tumors in the Phase 1 CLOVER-2 study.

The Phase 1 pediatric study is an open-label, sequential-group, dose-escalation study to evaluate the safety and tolerability of iopofosine in children and adolescents with relapsed or refractory cancers, including malignant brain tumors, neuroblastoma, sarcomas, and lymphomas (including Hodgkin’s lymphoma). The Phase 1 study is being conducted internationally at seven leading pediatric cancer centers.

For more information, please visit www.cellectar.com and www.wmclinicaltrial.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations of the impact of the COVID-19 pandemic. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of iopofosine, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for iopofosine, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2021, and our Form 10-Q for the quarter ended March 31, 2022, when filed. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

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Investors:

Monique Kosse

Managing Director

LifeSci Advisors

212-915-3820

monique@lifesciadvisors.com